Exhibit 99.1
Company Contacts:
Randy C. Martin
President and
Chief Executive Officer
(314) 721-4242
For Immediate Release
Thursday, September 6, 2007
SPARTECH CORPORATION PROVIDES PREVIEW TO
THIRD QUARTER RESULTS AND UPDATES EARNINGS GUIDANCE
     St. Louis, Missouri, September 6, 2007 — Spartech Corporation (NYSE:SEH) announced today that sales for its fiscal third quarter were $361.1 million compared to $377.7 million for the third quarter of 2006 representing a decrease of 4%. This change was caused by a 4% decrease in sales volume primarily from declines in the transportation and recreation and leisure markets. The weakness in demand, changing resin prices, and disruptions from the Greenville sheet consolidation had a negative impact on material margins and conversion costs for the quarter. As a result, earnings per share before any special items are expected to be in the range of $0.30 to $0.31 compared to $0.44 for the third quarter of 2006.
     Spartech’s interim President and Chief Executive Officer, Randy C. Martin stated, “We are in the process of finalizing our third quarter results and press release that will be issued prior to the market opening on September 13, 2007. The continued weakness in several end markets coupled with the aggressive resin pricing environment and disruptions from our Greenville consolidation has negatively impacted our margins. Our resin pricing has recently started to level off and we have initiated cost reduction efforts in response to our lower sales volumes. We are updating our full year earnings guidance to $1.30 to $1.35 per share to recognize the challenges we have experienced this summer and our outlook for the remainder of the year.”
     Spartech Corporation will hold a conference call with investors and financial analysts at 11 a.m. EDT on Thursday, September 13, 2007, to discuss its third quarter 2007 financial results in more detail. The call will be hosted by Randy C. Martin, Spartech’s interim President and Chief Executive Officer. Investors can listen to the call live via a Web cast by logging onto www.spartech.com, or via phone by dialing 866-578-5801.
     Spartech Corporation is a leading producer of engineered thermoplastic sheet materials, polymeric compounds and concentrates, and engineered product solutions. The Company has facilities located throughout the United States, Canada, Mexico, and Europe with sales of approximately $1.5 billion, annually.

Safe Harbor For Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 relate to future events and expectations, include statements containing such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which management is unable to predict or control, that may cause actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors which have impacted and could impact our operations and results include: (a) adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for products of the types we produce; (b) our ability to compete effectively on product performance, quality, price, availability, product development, and customer service, (c) material adverse changes in the markets we serve, including the transportation, packaging, building and construction, recreation and leisure, and other markets, some of which tend to be cyclical; (d) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated from acquired businesses and their integration; (e) volatility of prices and availability of supply of energy and of the raw materials that are critical to the manufacture of our products, particularly plastic resins derived from oil and natural gas, including future effects of natural disasters; (f) our inability to manage or pass through an adequate level and timeliness of increases to customers in the costs of materials, freight, utilities, or other conversion costs; (g) our inability to predict accurately the costs to be incurred, time taken to complete, or savings to be achieved in connection with announced production plant restructurings; (h) adverse findings in significant legal or environmental proceedings or our inability to comply with applicable environmental laws and regulations; (i) adverse developments with work stoppages or labor disruptions, particularly in the automotive industry; (j) our inability to achieve operational efficiency goals or cost reduction initiatives; (k) our inability to develop and launch new products successfully; (l) restrictions imposed on us by instruments governing our indebtedness, and the possible inability to comply with requirements of those instruments; (m) possible weaknesses in internal controls; and (n) our ability to successfully complete the implementation of a new enterprise resource planning computer system. We assume no duty to update our forward-looking statements, except as required by law.